FOR IMMEDIATE RELEASE
Contact: Bill Davis
Perficient, Inc.
(314) 995-8822
bill.davis@perficient.com

Perficient To Acquire Bay Street Solutions

~Deal Expected to be Accretive to Earnings Per Share in 2006~

AUSTIN, Texas, April 7, 2006 – Perficient, Inc. (NASDAQ: PRFT), a leading information technology consulting firm serving Global 2000 and midsize companies throughout the United States, today announced that it has entered into an agreement to acquire Bay Street Solutions, Inc., a national customer relationship management (CRM) consulting firm with approximately $8.6 million in annual revenues. The transaction is expected to increase Perficient’s annualized revenues to over $120 million with more than 625 consulting, technology, sales and support professionals in 13 offices in the United States and Canada and client relationships with more than 525 Global 2000 companies. The acquisition is expected to be accretive to earnings per share in 2006.

“The acquisition of Bay Street is meaningful for Perficient on several fronts,” said Jack McDonald, Perficient’s chairman and chief executive officer. “Bay Street’s industry CRM focus broadens our services and solutions portfolio, furthers our national expansion and adds a substantial roster of blue-chip companies to our client base.”

“This transaction complements our existing strength in CRM solutions and creates a meaningful opportunity to grow our national CRM services business,” said Jeffrey Davis, Perficient’s president and chief operating officer. “Of particular value is Bay Street’s industry CRM focus. We believe their experience and relationships in the consumer goods, high technology and manufacturing industries create significant cross-selling opportunities.”

The acquisition of Bay Street:

•	Immediately increases Perficient’s ability to deliver industry-focused CRM solutions to the market;
•	Adds top-tier enterprise clients including ADP, BEA, Bayer, Dean Foods, Hershey Foods, Masterfoods, Nestle, Polycom, Philips and many others;
•	Adds approximately 50 consulting, technology, sales and support professionals; and
•	Presents the potential to utilize Perficient’s branch network and client relationships to provide additional opportunities for Bay Street’s service offerings.

“We’re excited to join the success story at Perficient,” said Tim Robinson, Bay Street’s chief executive officer and co-founder. “Delivering services nationally while maintaining a strong local presence in regional markets has proven to be a successful formula for both firms and this transaction should only accelerate our mutual opportunities.”

Robinson will assume a leadership role at Perficient, serving as general manager of Perficient’s national CRM business unit, which will be headquartered in San Francisco. He will report directly to Jeffrey Davis, Perficient’s president and chief operating officer.

The consideration paid in the transaction is expected to be approximately $9.3 million excluding transaction costs, and includes $4.1 million in cash and approximately $5.2 million worth of Perficient common stock (based on the average closing price of Perficient’s common stock on the NASDAQ National Market for the thirty trading days immediately preceding the acquisition close per the terms of the acquisition agreement). GAAP accounting will require using the closing price of the Company’s common stock at or near the close date in reporting the value of the stock consideration paid in the acquisition. The consideration paid less the initial estimated fair value of tangible net assets acquired is expected to be $7.3 million excluding transaction costs. The transaction is expected to close no later than Wednesday, April 12th.

DecisionPoint International served as an advisor to Perficient on the transaction.

The Bay Street acquisition is the sixth in the last two years for Perficient. In 2004, the company acquired Chicago-based Genisys Consulting, Inc., Cincinnati-based Meritage Technologies, Inc., and Houston-based ZettaWorks LLC. In 2005, Perficient acquired Houston-based iPath Solutions, Ltd., and Dallas-based Vivare, LP.

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About Perficient

Perficient is a rapidly growing information technology consulting firm serving Global 2000 and midsize companies throughout the United States. Perficient helps clients gain competitive advantage by using Internet-based technologies to make their businesses more responsive to market opportunities and threats, strengthen relationships with customers, suppliers and partners, improve productivity and reduce information technology costs. Our solutions enable our clients to operate a real-time enterprise that dynamically adapts business processes and the systems that support them to the changing demands of an increasingly global, Internet-driven and competitive marketplace. Perficient is an award-winning “Premier Level” IBM business partner, a TeamTIBCO partner, a Microsoft Gold Certified Partner and a Documentum Select Services partner. For more information about Perficient, which employs more than 575 professionals throughout the United States and Canada, please visit www.perficient.com. IBM is a trademark of International Business Machines Corporation in the United States, other countries, or both.

About Bay Street Solutions

Bay Street Solutions is a consulting firm that specializes in providing the industry expertise, program leadership and technology knowledge to help companies maximize the value of CRM solutions. Its service offerings provide highly specialized CRM solutions to enterprise and midsize companies in the consumer goods, high technology and manufacturing industries. Bay Street Solutions is headquartered in San Francisco and delivers solutions primarily to companies in North America. For more information about Bay Street Solutions, please visit www.BayStreetSolutions.com.

Safe Harbor Statement

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements that are subject to risk and uncertainties. These forward-looking statements are based on management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from management’s current expectations and the forward-looking statements made in this press release. These risks and uncertainties include, but not limited to, the impact of competitive services, demand for services like those provided by the company and market acceptance risks, fluctuations in operating results, cyclical market pressures on the technology industry, the ability to manage strains associated with the company’s growth, credit risks associated with the company’s accounts receivable, the company’s ability to continue to attract and retain high quality employees, accurately set fees for and timely complete its current and future client projects, the company’s ability to identify, compete for and complete strategic acquisition and partnership opportunities, and other risks detailed from time to time in the company’s filings with Securities and Exchange Commission, including the most recent Form 10-K and Form 10-Q. The foregoing information concerning Perficient’s business outlook represents our outlook as of the date of this news release, and Perficient undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.